EXHIBIT 99.1

THE STEAK N SHAKE COMPANY REPORTS FULL YEAR AND FISCAL FOURTH QUARTER 2008 RESULTS

INDIANAPOLIS, November 10, 2008 /PRNewswire-First Call/ -- The Steak n Shake Company (NYSE: SNS) today announced its results for the full year and fiscal fourth quarter 2008, which ended September 24, 2008.

Selected Results from Fiscal 2008:

•	Total revenues of $610.1 million
•	General and administrative expense reduction of $7.1 million or 12.3%
•	Improved cash and investment balance by $5.4 million
•	Reduction of $15.3 million on credit facilities and long-term debt
•	Cash flow from operations of $24.4 million

In fiscal 2008, total revenues decreased 6.7% to $610.1 million as compared to $654.1 million in fiscal 2007. Same-store sales declined by 7.1% during fiscal 2008. The net loss for fiscal 2008 was $23.0 million, or $0.81 per diluted share, compared to net earnings of $11.8 million, or $0.42 per diluted share in the prior year. The fiscal 2008 results included $14.9 million ($9.2 million, or $0.33 per diluted share, net of tax) of non-cash impairment charges and store closing costs, including charges related to a group of stores that we closed in the fourth quarter of fiscal 2008 and restaurants that were impaired because the carrying values of their underlying assets exceeded their expected future cash flows. Also included is a store closure charge of $0.5 million arising from early termination of a lease on a property. In comparison, fiscal 2007 included an impairment charge of $5.4 million ($3.3 million, or $0.12 per diluted share, net of tax), which was offset by a $0.2 million gain on the sale of two units closed during a prior year.

Fiscal Fourth Quarter 2008 Results

Total revenues for the fiscal 2008 fourth quarter decreased 8.1% to $138.9 million from $151.1 million in the comparable period last year. During the fiscal 2008 fourth quarter, same-store sales declined by 7.4%. The net loss for the fiscal 2008 fourth quarter was $9.2 million, or $0.32 per diluted share as compared with net earnings of $1.5 million, or $0.05 per diluted share in the fourth quarter of the prior year.

Under new management and with a change in strategic direction during the fourth quarter of fiscal 2008, the Company decided to forgo certain initiatives developed under prior leadership and to implement new initiatives designed to generate cash. Moreover, several personnel changes resulted in severance expense in the quarter. A summary of significant non-cash write-offs and other expenditures incurred in the fiscal 2008 fourth quarter resulting from these strategic changes is listed below:

(Amounts in $000s)
Non-cash charges:
Disposal of software and architectural designs	$2,190
Disposal of uniforms	400
Other non-cash charges	1,036
		$3,626

Other expenses:
Severance (1)	$1,450
Proxy fees	500
Consulting fees for a fixed asset tax study	435
Accelerate repairs and maintenance	355
		$2,740

Total		$6,366

Net of tax		$4,074

Strategic, operational, and financial initiatives are discussed in the Chairman’s letter dated October 21, 2008, which may be accessed at www.steaknshake.com. At the end of the fourth quarter cash and cash equivalents were $6.9 million, and total obligations under credit facilities and long-term debt were $30.7 million. The Company owns the land and buildings of 150 properties. The Company also has for sale 14 improved properties and 20 parcels which were previously purchased for development. Management’s plan is to maximize free cash flows and maintain a strong balance sheet.

During the fiscal 2008 fourth quarter, the Company identified indicators that require management to further evaluate the carrying value of goodwill. Management is in the process of performing a detailed analysis, but does not currently believe the analysis will result in any impairment.

Investor Day

As previously announced, the Company plans to communicate with shareholders through an Investor Day scheduled for November 11, 2008. Beginning at 1 p.m. E.S.T., the meeting will take place at the Marriott Downtown, 350 West Maryland Street, Indianapolis, Indiana in the Indiana Ballroom. To ensure that all interested parties could be accommodated, the Company asks that interested shareholders, analysts, potential investors, and media return an RSVP to the Company at rsvp@steaknshake.com.

 About Steak n Shake

Steak n Shake is a classic American brand serving premium burgers and milk shakes through its chain of 490 restaurants.

(1) The fiscal 2007 fourth quarter included $1.1 million of severance.

Risks Associated with Forward-Looking Statements

Certain statements contained in this press release represent forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures or other financial items, as well as assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as “anticipate,” “believe,” “expect,” “may” and other similar terminology. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Investors should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Our actual future results and trends may differ materially depending on a variety of factors, many beyond our control, including, but not limited to: the poor performance or closing of even a small number of restaurants; our ability to attract and retain guests; the ability of our franchisees to operate profitable restaurants; changes in guest preferences, tastes and dietary habits; minimum wage rates; the availability and cost of qualified personnel; fluctuations in food commodity prices and the availability of food commodities; harsh weather conditions; unfavorable publicity relating to food safety or food borne illness; our ability to comply with the restrictions and covenants to our debt agreements; our ability to renegotiate our debt agreements and refinance our current debt at similar rates; our ability to comply with existing and future governmental regulations; our ability to adequately protect our trademarks, service marks and other components of our brand; and other risks identified in the periodic reports we file with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to us or that are currently deemed immaterial may also become important factors that may harm our business, financial condition, results of operations or cash flows. We assume no obligation to update forward-looking statements except as required in our periodic reports.

Contact:	Dave Milne
(317) 633-4100

Condensed Consolidated Statements of Operations
The Steak n Shake Company
(Amounts in $000s except share and per share data)
	Twelve Weeks Ended				Fifty-Two Weeks Ended
	September 24,		September 26,		September 24,		September 26,
	2008		2007		2008		2007
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Revenues:
Net sales	$138,005	99.4%	$150,203	99.4%	$606,076	99.3%	$650,416	99.4%
Franchise fees	880	0.6%	936	0.6%	3,985	0.7%	3,726	0.6%
Total revenues	138,885	100.0%	151,139	100.0%	610,061	100.0%	654,142	100.0%

Costs and Expenses:
Cost of sales(1)	35,530	25.7%	35,710	23.8%	151,188	24.9%	150,286	23.1%
Restaurant operating costs(1)	78,696	57.0%	79,822	53.1%	337,786	55.7%	336,955	51.8%
General and administrative	15,251	11.0%	13,722	9.1%	50,425	8.3%	57,525	8.8%
Depreciation and amortization	7,734	5.6%	7,557	5.0%	33,659	5.5%	32,185	4.9%
Marketing	5,657	4.1%	6,016	4.0%	28,700	4.7%	28,644	4.4%
Interest	3,195	2.3%	3,326	2.2%	14,011	2.3%	14,015	2.1%
Rent	3,610	2.6%	3,349	2.2%	14,717	2.4%	13,961	2.1%
Pre-opening costs	29	0.0%	362	0.2%	1,272	0.2%	2,689	0.4%
Asset impairments and provision for restaurant closings	769	0.6%	–	0.0%	14,858	2.4%	5,176	0.8%
Other income, net	(508)	-0.4%	(553)	-0.4%	(1,771)	-0.3%	(2,165)	-0.3%
Total costs and expenses	149,963	108.0%	149,311	98.8%	644,845	105.7%	639,271	97.7%

(Loss) Earnings Before Income Taxes	(11,078)	-8.0%	1,828	1.2%	(34,784)	-5.7%	14,871	2.3%

Income Taxes	(1,893)	-1.4%	301	0.2%	(11,805)	-1.9%	3,063	0.5%

Net (Loss) Earnings	$(9,185)	-6.6%	$1,527	1.0%	$(22,979)	-3.8%	$11,808	1.8%

Basic (Loss) Earnings Per Common and Common Equivalent Share	$(0.32)		$0.05		$(0.81)		$0.42

Diluted (Loss) Earnings Per Common and Common Equivalent Share	$(0.32)		$0.05		$(0.81)		$0.42

Weighted Average Shares and Equivalents:
Basic	28,295,615		28,070,158		28,254,129		28,018,014
Diluted	28,295,615		28,216,741		28,254,129		28,215,647

(1) Cost of sales and restaurant operating costs are expressed as a percentage of net sales. All other items are expressed as a percentage of revenues.

Condensed Consolidated Statements of Financial Position
The Steak n Shake Company
(Amounts in $000s except share and per share data)
	September 24,	September 26,
	2008	2007
	(Unaudited)	(Unaudited)
Assets:
Current Assets
Cash and cash equivalents	$6,855	$1,497
Receivables, net(1)	15,622	6,289
Inventories	6,795	7,226
Deferred income taxes	3,260	3,616
Assets held for sale	25,395	18,571
Other current assets	3,009	10,998
Total current assets	60,936	48,197
Net property and equipment	432,690	492,610
Goodwill	14,503	14,503
Other intangible assets, net	1,765	1,959
Other assets	10,242	7,945
Total assets	$520,136	$565,214

Liabilities and Shareholders' Equity:
Current Liabilities
Accounts payable	$25,302	$28,195
Accrued expenses	31,685	32,624
Current portion of long-term debt	733	2,390
Line of credit	14,180	27,185
Current portion of obligations under leases	4,417	4,180
Total current liabilities	76,317	94,574
Deferred income taxes	2,209	5,060
Other long-term liabilities	7,439	5,701
Obligations under leases	134,809	139,493
Long-term debt	15,783	16,522

Commitments and Contingencies
Shareholders' Equity:
Common stock - $0.50 stated value, 50,000,000 shares authorized - shares issued: 30,332,839	15,166	15,166
Additional paid-in capital	128,526	126,415
Retained earnings	161,733	185,024
Treasury stock - at cost: 1,760,531 shares in 2008; 1,959,931 shares in 2007	(21,846)	(22,741)
Total shareholders' equity	283,579	303,864
Total liabilities and shareholders' equity	$520,136	$565,214

(1) Receivables, net, includes $13.2 million related to taxes receivable.

Condensed Consolidated Statements of Cash Flows
The Steak n Shake Company
(Amounts in $000s)
	Fifty-Two Weeks Ended
	September 24,	September 26,
	2008	2007
	(Unaudited)	(Unaudited)

Operating Activities:
Net (loss) earnings	$(22,979)	$11,808
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	33,659	32,185
Provision for deferred income taxes	(2,193)	(483)
Asset impairments and provision for restaurant closings	14,858	5,176
Non-cash expense for stock-based compensation and deferred rent	2,656	3,322
Loss on disposal of property	3,138	601
Changes in receivables and inventories	316	(639)
Changes in other assets	(1,160)	(265)
Changes in accounts payable and accrued expenses	(3,865)	(8,274)
Net cash provided by operating activities	24,430	43,431

Investing Activities:
Additions of property and equipment	(31,443)	(68,643)
Proceeds from property and equipment disposals	14,851	8,533
Net cash used in investing activities	(16,592)	(60,110)

Financing Activities:
Net (payments on) proceeds from line of credit facility	(13,005)	2,120
Proceeds from issuance of long-term debt	–	15,000
Principal payments on long-term debt	(2,396)	(2,511)
Proceeds from equipment and property sale-leasebacks	15,993	800
Principal payments on direct financing lease obligations	(4,213)	(4,149)
Proceeds from exercise of stock options	138	660
Excess tax benefits from stock-based awards	10	202
Repurchase of employee shares for tax withholding	(11)	–
Proceeds from employee stock purchase plan	1,004	1,234
Net cash (used in) provided by financing activities	(2,480)	13,356

Increase (decrease) in cash and cash equivalents	5,358	(3,323)
Cash and cash equivalents at beginning of year	1,497	4,820

Cash and cash equivalents at end of year	$6,855	$1,497